Supplement to Symetra Trek® Plus Index Linked Annuity Prospectus
Supplement Dated October 7, 2021
Prospectus Dated May 1, 2021

Appendix A: State Variations is deleted in its entirety and replaced with the following:

APPENDIX A: STATE VARIATIONS
The following information is a summary of the states where Symetra Trek® Plus Contracts or certain features and/or benefits vary from the Contract’s features and benefits as previously described in this prospectus. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. The state in which your Contract is issued also governs whether or not certain options are available or will vary under your Contract. Any state variations will be included in your Contract or in riders or endorsements attached to your Contract.

STATE	FEATURE OR BENEFIT	VARIATION OR AVAILABILITY
Arizona	See “Right To Examine” under the Section titled "Purchase”	If you reside in Arizona and you are 65 years of age or older on the Contract Date or your Contract is a replacement of another insurance or annuity contract, you may return the Contract within 30 days from the date you received it.
Delaware	See "Right To Examine" under the Section titled "Purchase"	If you reside in Delaware and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Florida	See "Right To Examine" under the Section titled "Purchase"	If you reside in Florida, you may return your Contract within 21 days from the date you received it. If your Contract is a replacement of another insurance or annuity contract, you may return it within 21 days from the date you received it.
Idaho	See "Right To Examine" under the Section titled "Purchase"	If you reside in Idaho, you may return your Contract within 20 days from the date you received it. If your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Indiana	See "Right To Examine" under the Section titled "Purchase"	If you reside in Indiana and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Kansas	See "Right To Examine" under the Section titled "Purchase"	If you reside in Kansas and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Maryland	See "Account Statements" under the Section titled "Other Information"
The section titled "Account Statements" is replaced with the following:

At least once each calendar year during the Accumulation Phase, we will send you an annual statement that will show your Contract Value, any transactions made to your Contract during the year, any surrender charge deductions, any Indexed Account Charge deductions, the amount of the death benefit, and any Indexed Interest credited to your Indexed Accounts. Each statement will show information as of a date not more than two months prior to the mailing date. On request, we will send you a current statement with the information described above.

Massachusetts	See "Right To Examine" under the Section titled "Purchase"	If you reside in Massachusetts and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
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STATE	FEATURE OR BENEFIT	VARIATION OR AVAILABILITY
Massachusetts Continued	Annuity Payments
The second paragraph under “Annuity Payments” is replaced with the following:

We use the Annuity Reserve 2012 mortality table with mortality improvement scale G2 on a 100% female basis (regardless of gender) with age setback of five years to determine the amount of your annuity payments under all life annuity options. The table factors in an assumed effective interest rate of 1.00%. The amount of each annuity payment depends on many factors including the guarantees, if any, under the annuity option you choose, the frequency of annuity payments, and the Annuitant’s age at the time you switch to the Income Phase.

	Nursing Home Waiver	The nursing home waiver is not available in the state of Massachusetts.
	Terminal Illness Waiver	The terminal illness waiver is not available in the state of Massachusetts.
North Dakota	See "Right To Examine" under the Section titled "Purchase"	If you reside in North Dakota, you may return your Contract within 20 days from the date you received it.
Oklahoma	See "Right To Examine" under the Section titled "Purchase"	If you reside in Oklahoma and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Oregon		The Contract is not currently available for sale in the state of Oregon.
Pennsylvania	See "Right To Examine" under the Section titled "Purchase"	If you reside in Pennsylvania and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Rhode Island	See "Right To Examine" under the Section titled "Purchase"	If you reside in Rhode Island, you may return your Contract within 20 days from the date you received it.
South Dakota	See “Nursing Home Waiver” under the Section titled “Surrender Charge”	For Contracts issued in South Dakota, the Nursing Home Waiver is referred to as the Nursing Home and Hospital Waiver.
Tennessee	See "Right To Examine" under the Section titled "Purchase"	If you reside in Tennessee and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
Texas	See "Right To Examine" under the Section titled "Purchase"	If you reside in Texas, you may return your Contract within 20 days from the date you received it.
Washington	See "Right To Examine" under the Section titled "Purchase"	If you reside in Washington and your Contract is a replacement of another insurance or annuity contract, you may return it within 20 days from the date you received it.
See “Terminal Illness Waiver” under the Section titled “Surrender Charge”
The first sentence under “Terminal Illness Waiver” is replaced with the following:

If approved in your state, there is no surrender charge on withdrawals that you make while you are terminally ill and not expected to live more than 24 months.

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